Exhibit 99.1

Vitamin Shoppe, Inc. Prices Secondary Offering

North Bergen, NJ (May 19, 2010) — Vitamin Shoppe, Inc. (NYSE: VSI) today announced that the public offering of 6,236,320 shares of its common stock has priced at $23.50 per share. All of the shares of common stock are being sold by certain stockholders of Vitamin Shoppe. The underwriters have a 30-day option to purchase up to an additional 935,448 shares from the selling stockholders.

The selling stockholders will receive all of the proceeds from this offering, and Vitamin Shoppe will not receive any proceeds from the sale of shares in this offering. Irving Place Capital Partners II, L.P. is the principal stockholder of Vitamin Shoppe and is a selling stockholder in this offering. In addition, members of management of Vitamin Shoppe and certain of its other equity holders are also selling stockholders in the offering.

J.P. Morgan, BofA Merrill Lynch and Barclays Capital are acting as joint book-running managers for the offering. Stifel Nicolaus, Baird and Piper Jaffray are the co-managers of the offering.

The public offering is being made only by means of a prospectus, copies of which may be obtained from either:

J.P. Morgan Securities Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attention: Preliminary Prospectus Department

Email: Prospectus.Requests@ml.com

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

A registration statement relating to shares of the common stock of Vitamin Shoppe has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products and health and beauty aids to customers located primarily in the United States.

Investor Contact:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Media Contact:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

Or:

Allison & Partners

Jill Yaffe

646-428-0602

vitaminshoppe@allisonpr.com